Exhibit 99.1

Egalet Reports Third Quarter 2014 Financial Results and Provides Business Update

—Webcast and conference call today at 8:30 a.m. EDT—

Wayne, Penn. — Nov. 12, 2014 — Egalet Corporation (Nasdaq: EGLT) (“Egalet”) today reported business highlights and financial results for the three months ended September 30, 2014.

Third quarter highlights include:

•                  Presented two posters from Category 1 abuse-deterrence studies at PainWeek that support Egalet-001, an abuse-deterrent, extended-release, oral morphine formulation, and highlight its abuse-deterrent characteristics;

•                  Completed three bioequivalence studies of Egalet-001;

•                  Began planning for Phase 3 trial of Egalet-001;

•                  Had a successful end-of-phase 2 meeting with the U.S. Food and Drug Administration regarding Egalet-002, an extended-release, abuse-deterrent oxycodone;

•                  Hired Jeffrey M. Dayno, M.D. as chief medical officer; and

•                  Added to patent portfolio providing protection with dates extending between 2022 and 2032.

“To deliver on our mission of bringing medications to those living with significant pain while offering patients and physicians peace of mind, we are focused on moving our differentiated abuse-deterrent formulations through development,” said Bob Radie, Egalet’s president and chief executive officer. “We are completing the final stages of planning for our three Phase 3 studies for Egalet-001 and Egalet-002 that will begin in the first quarter of 2015.”

Q3 Financial Results

•                  Cash Position: Cash as of September 30, 2014 was $59.7 million compared to $69.3 million at June 30, 2014. Our primary use of cash was, and we expect will continue to be, driven by our clinical development and manufacturing activities, compensation and related expenses, other regulatory expenses and general overhead costs. We expect our cash expenditures to increase in the near term as we fund our ongoing clinical development of Egalet-001 and Egalet-002, and continue to build-out our commercial manufacturing capability.

•                  Revenue: Revenue increased from zero for the three months ended September 30, 2013 to $346,000 for the three months ended September 30, 2014, as a result of the amortization of deferred revenue and certain research and development services performed under Egalet’s collaborative agreement with Shionogi.

•                  R&D Expenses: Research and development expenses increased to $6.3 million for the three months ended September 30, 2014 from $1.1 million for the three months ended September 30, 2013. The increase of $5.2 million was driven primarily by an increase in our development activities for Egalet-001 and employee and stock-based compensation expenses.

•                  G&A Expenses: General and administrative expenses increased to $4.2 million for the three months ended September 30, 2014 from $1.3 million for the three months ended September 30, 2013. The increase was primarily attributable to the increase in employee compensation and stock compensation expense of $1.8 million related to hiring of personnel and the adoption of a stock compensation plan and professional fees of $700,000 related to the establishment of our U.S. office.

•                  Interest Income (Expense): Interest income increased to $5,000 for the three months ended September 30, 2014 from an expense of $3.1 million for the three months ended September 30, 2013. This change was primarily attributable to the $3.1 million in interest expense recognized in 2013 related to the accretion of the beneficial conversion feature that was recorded in connection with our April 2013 convertible debt issuance and the accretion of the premium that we recorded in connection with our August 2013 convertible debt issuance.

•                  Net Loss: Net loss increased to $10.2 million for the three months ended September 30, 2014 from a net loss of $5.5 million for the three months ended September 30, 2013.

Upcoming Milestones

•                  2014 Q4: Complete enrollment of Category 3 abuse-deterrent study for Egalet-001;

•                  2014 Q4: Initiate Category 3 abuse-deterrent study for Egalet-002;

•                  2015 Q1: Begin enrollment of Egalet-001 Phase 3 study; and

•                  2015 Q1: Initiate pivotal Phase 3 efficacy and safety trials for Egalet-002.

Conference Call Information

Egalet’s management will host a conference call to discuss the third quarter 2014 financial results:

Date:	Wednesday, November 12, 2014
Time:	8:30 a.m. EDT
Webcast (live and archive):	http://egalet.investorroom.com/eventsandwebcasts
Dial-in numbers:	1-888-346-2615 (domestic)
1-412-902-4253 (international)
Replay dial-in numbers:	1-877-344-7529 (domestic)
1-412-317-0088 (international)
Conference Number: 10055461

About Egalet

Egalet’s mission is to help ensure access to effective medications for individuals living with chronic pain while protecting physicians, families and communities from the burden of abuse. Prescription opioid abuse has reached epidemic levels in the United States, with 6.8 million current prescription drug abusers and drug abuse is now the leading cause of accidental death in the United States. With the majority of opioids abused in the United States originating from a prescription and most often coming from a friend or family, a safeguard against the unexpected is needed. Egalet is committed to bringing peace of mind to the patients and physicians it serves by offering abuse-deterrent pain medications. Using the proprietary Guardian™ Technology the Company has a pipeline of clinical-stage, opioid-based product candidates that are specifically designed to deter abuse by physical and chemical manipulation. The Guardian Technology is customized to resist specific routes of abuse that often occur with the underlying active pharmaceutical ingredient. The Company’s lead program, Egalet-001, an abuse-deterrent, extended-release, oral morphine formulation, is in development for the management of pain severe enough to require daily, around-the-clock opioid treatment and for which alternative treatments are inadequate. It was designed to resist common methods of abuse, including one of the most common routes for morphine via injection. Egalet-001 which is in pivotal studies, if approved, could fill a significant unmet need in the marketplace. Egalet-002, an abuse-deterrent, extended-release, oral oxycodone formulation, is in development for the management of pain severe enough to require daily, around-the-clock opioid treatment and for which alternative treatments are inadequate. Egalet-002 was designed to resist common methods of abuse, including crushing and snorting the most common route of abuse for oxycodone. Egalet entered into a collaboration with Shionogi in November of 2013, to develop abuse-deterrent hydrocodone based products. Egalet’s Guardian™ Technology can be applied broadly across different classes of pharmaceutical products and can be used to develop combination products that include multiple active pharmaceutical ingredients with similar or different release profiles. Egalet has a strong IP position of 58 granted patents and is continually enhancing its proprietary position.  Visit www.egalet.com for more information.

Safe Harbor

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, and are subject to known and unknown uncertainties and risks. Actual results could differ materially from those discussed due to a number of factors, including, but not limited to: the success of our clinical trials; our ability to obtain regulatory approval of our product candidates; competitive factors; general market conditions; and other risks factors described in Egalet’s filings with the United States Securities and Exchange Commission. Egalet assumes no obligation to update or revise any forward-looking-statements contained in this press release whether as a result of new information or future events, except as may be required by law.

Investor and Media Contact:

BiotechComm

E. Blair Clark-Schoeb

Tel: 917-432-9275

Email: blair@biotechcomm.com

Tables Follow

Egalet Corporation and Subsidiaries

Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2014	2013	2014
Related party revenues	$—	$346,000	$—	$1,094,000

Operating Expenses:
General and administrative	1,252,000	4,194,000	3,223,000	12,190,000
Research and development	1,057,000	6,346,000	3,220,000	16,487,000
Total operating expenses	2,309,000	10,540,000	6,443,000	28,677,000
Loss from operations	(2,309,000)	(10,194,000)	(6,443,000)	(27,583,000)

Other income (expense):
Interest income (expense)	(3,076,000)	5,000	(4,443,000)	(7,084,000)
Gain (loss) on foreign currency exchange	(124,000)	46,000	(113,000)	3,000
	(3,200,000)	51,000	(4,556,000)	(7,081,000)
Loss before provision for income taxes	(5,509,000)	(10,143,000)	(10,999,000)	(34,664,000)
Provision for income taxes	—	(35,000)	—	(84,000)
Net loss	$(5,509,000)	$(10,178,000)	$(10,999,000)	$(34,748,000)

Per share information:
Net loss per share of common stock, basic and diluted	$(4.26)	$(0.63)	$(8.51)	$(2.49)
Weighted average shares outstanding, basic and diluted	1,292,307	16,206,530	1,292,307	13,934,824

Egalet Corporation and Subsidiaries

Consolidated Balance Sheets

	December 31, 2013	September 30, 2014
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$15,700,000	$59,725,000
Related party receivable	—	186,000
Prepaid expenses	1,774,000	829,000
Other receivables	231,000	213,000
Total current assets	17,705,000	60,953,000
Property and equipment, net	2,378,000	2,430,000
Intangible asset	209,000	192,000
Deposits and other assets	71,000	2,297,000
Total assets	$20,363,000	$65,872,000
Liabilities, redeemable convertible preferred stock and stockholders’ (deficit) equity

Current liabilities:
Related party senior convertible debt, net of discount	$17,209,000	$—
Accounts payable	1,046,000	1,285,000
Accrued expenses	1,755,000	2,874,000
Deferred revenue	—	551,000
Other current liabilities	55,000	76,000
Total current liabilities	20,065,000	4,786,000
Deferred income tax liability	22,000	22,000
Deferred revenue — non-current portion	10,149,000	9,041,000
Total liabilities	30,236,000	13,849,000

Commitments and contingencies
Redeemable convertible preferred stock:
Redeemable convertible Series A-1 preferred stock—$0.01 par value; 1,406,894 shares and 0 shares issued and outstanding at December 31, 2013 and September 30, 2014, respectively	1,443,000	—
Redeemable convertible Series A-2 preferred stock—$0.01 par value; 593,106 shares and 0 shares issued and outstanding at December 31, 2013 and September 30, 2014, respectively	770,000	—
Redeemable convertible Series B preferred stock—$0.01 par value; 2,327,301 shares and 0 shares issued and outstanding at December 31, 2013 and September 30, 2014, respectively	12,628,000	—
Redeemable convertible Series B-1 preferred stock—$0.01 par value; 113,916 shares and 0 shares issued and outstanding at December 31, 2013 and September 30, 2014, respectively	116,000	—
Total redeemable convertible preferred stock	14,957,000	—
Stockholders’ (deficit) equity:
Common stock—$0.01 par value and $0.001 par value at December 31, 2013 and September 30, 2014, respectively; 75,000,000 shares authorized at September 30, 2014, 1,292,307 and 17,283,663 shares issued and outstanding at December 31, 2013 and September 30, 2014, respectively	13,000	17,000
Additional paid-in capital	7,431,000	120,014,000
Accumulated other comprehensive income	1,125,000	139,000
Accumulated deficit	(33,399,000)	(68,147,000)
Total stockholders’ (deficit) equity	(24,830,000)	52,023,000
Total liabilities, redeemable convertible preferred stock and stockholders’ (deficit) equity	$20,363,000	$65,872,000